Exhibit 4.36

EQUITY INTERESTS PLEDGE CANCELLATION AGREEMENT

This Equity Pledge Cancellation Agreement (hereinafter referred to as the “Agreement”) is executed by and among the following parties on December 26, 2011 in Beijing, the People’s Republic of China (hereinafter referred to as “China”):

1.      Pledgee: ChinaCache Network Technology (Beijing) Limited (hereinafter referred to as “Pledgee” or “Party A”)

Address: Floor 6, Tower A, Galaxy Plaza, No.10 Jiuxianqiao Middle Road, Chaoyang District, Beijing 100016

2.      Pledgors:

Sha Yong (hereinafter referred to as “Party B”)

I.D. Number: 120106197103165530

Ying Huiling (hereinafter referred to as “Party C”)

I.D. Number: 110101196401213520

Yin Hao (hereinafter referred to as “Party D”)

I.D. Number: 420111197410107375

Mei Yongkai (hereinafter referred to as “Party E”)

I.D. Number: 330622750103001

Mei Xiurong (hereinafter referred to as “Party F”)

I.D. Number: 33062219720226002X

3.      Company with Pledged Equity Interests: Shanghai JNet Telecom Co., Ltd.  (hereinafter referred to as “Party G”)

Address: Room 221, No.728 Guang Hua Road, Minhang District, Shanghai.

In this Agreement, each of Pledgee, Pledgors and Party G shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

WHEAREAS:

1.                    Party G is a company registered in Shanghai of China, engaging in the business of technology consulting, technology development, technology transfer and technology services in communication technology and computer industries, computer system services, sales of telecommunication equipment and relevant products, machinery equipment, electronic products, metal materials, electric ware and cable, and construction works (subject to license requirements);

2.                    Pledgee is a wholly foreign-owned enterprise registered in Beijing of China. Pledgee and Party G that owned by Pledgors have executed an Exclusive Business Cooperation Agreement (hereinafter referred to as “Business Cooperation Agreement”) on January 10, 2008;

3.                    To ensure Party G’s performance of its obligations under the Exclusive Business Cooperation Agreement and the due payment of the consulting and services fees payable to Pledgee in accordance with the agreements, Pledgors pledged to Pledgee all their equities interests in Party G as a guarantee for Party G’s payment obligations under the Business Cooperation Agreement;

4.                    Party B made capital contribution to Party G in the amount of RMB 410,000 and owns 41% equity interests of Party G;

5.                    Party C made capital contribution to Party G in the amount of RMB 500,000 and owns 50% equity interests of Party G;

6.                    Each of Party D, Party E and Party F made capital contribution to Party G in the amount of RMB 30,000 to Party G and owns 3% equity interests of Party G respectively;

7.                    The Parties hereby agree to terminate the Business Cooperation Agreement, upon which Pledgee agrees to cancel the pledge registration of aforesaid equity interests.

8.                    Party G hereby acknowledges the rights and obligations of Pledgors and Pledgee under this Agreement and agrees to provide necessary assistance to cancel the registration of such pledge.

The Parties have mutually agreed to execute this Agreement upon the following terms.

1.      Pledge Cancellation

1.1             The Parties agree that, upon execution of this Agreement, the Business Cooperation Agreement shall be terminated and the unperformed parts thereof shall cease to be performed.

1.2             Pledgee agrees to cancel the pledge registration with respect to Party B, Party C, Party D, Party E and Party F’s equity interests in Party G that representing 41%, 50%, 3%, 3% and 3% of Party G’s total equity interests respectively.

2.      Pledge Cancellation Registration

2.1             The Parties agree that Pledgors and Party G shall register the pledge cancellation under this Agreement in the shareholders’ register of Party G within [  ] business days following the execution of this Agreement, and shall complete the procedures with relevant administration for industry and commerce for the pledge cancellation registration hereunder within [  ] business days following the execution of this Agreement. Pledgors and Party G shall deliver to Pledgee’s custody the originals documents of the pledge cancellation registration (if any) upon the completion of the cancellation registration.

2.2             Pledgee shall have the right to collect dividends generated from the equity interests during the term of the pledge.

3.      Governing Law and Resolution of Disputes

3.1             The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

3.2             In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese.  The arbitration award shall be final and binding on all Parties.

3.3             Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective other rights under this Agreement and perform their respective obligations under this Agreement.

4.      Effectiveness

4.1             Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties.

4.2             This Agreement is written in Chinese in eight copies. Pledgors, Pledgee and Party G shall hold one copy respectively.  One copy shall be submitted for registration with administration for industry and commerce. Each copy of this Agreement shall have equal validity.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interests Pledge Cancellation Agreement as of the date first above written.

Party A:            ChinaCache Network Technology (Beijing) Limited

Seal:	/seal/
By:	/s/ Wang Song
Name:	Wang Song
Title:	Legal Representative

Party B:	Sha Yong

By:	/s/ Sha Yong

Party C:	Ying Huiling

By:	/s/ Ying Huiling

Party D:	Yin Hao

By:	/s/ Yin Hao

Party E:	Mei Yongkai

By:	/s/ Mei Yongkai

Party F:	Mei Xiurong

By:	/s/ MEI Xiurong

Party G:	Shanghai JNet Telecom Co., Ltd.

Seal:	/seal/
By:	/s/ Liu Yong
Name:	Liu Yong
Title:	Legal Representative